AGREEMENT TO FACILITATE MERGER

DATE:    ____________, 1998

PARTIES:

                  Medtronic, Inc.,                        (hereinafter "Parent")
                  a Minnesota corporation

                           and

                  ----------------------------,
                  an individual officer and/or director
                  of Arterial Vascular Engineering, Inc.
                                                     (hereinafter "Stockholder")

RECITALS:

         A. Stockholder is the legal or beneficial owner of shares of Common Stock of Arterial Vascular Engineering, Inc., a Delaware corporation (the "Company"), and the holder of options, warrants, or other rights to acquire shares of Company Common Stock.

         B. Parent, the Company, and a wholly-owned subsidiary of Parent are entering, or have entered, into an Agreement and Plan of Merger (the "Merger Agreement") pursuant to which it is proposed that Parent's subsidiary will merge with and into the Company (the "Merger") and as a result of which the outstanding shares of Company Common Stock shall be converted into Parent Common Stock.

         C. Stockholder deems it to be in Stockholder's best interest and in the best interests of the Company and all other stockholders of the Company that the Merger Agreement be approved, ratified, and confirmed by the stockholders of the Company, and it is a condition to Parent's execution of the Merger Agreement that Stockholder enter into this Agreement.

         D. It is understood and acknowledged by Stockholder that Parent's execution of the Merger Agreement is being done in reliance, in part, upon the contemporaneous or prompt subsequent execution and delivery of this Agreement, that Parent will incur substantial expenses proceeding toward consummation of the Merger as contemplated by the Merger Agreement, and that such expenses will be undertaken, in part, in reliance upon and as a result of the agreements and undertakings of Stockholder set forth herein.

         NOW, THEREFORE, in consideration of the foregoing, and in order to induce Parent to execute the Merger Agreement and to proceed as contemplated by the Merger Agreement toward the consummation of the Merger, and for other good and valuable consideration, the receipt and adequacy of which is hereby acknowledged, the parties hereto agree as follows:

AGREEMENTS:

         1. Vote in Favor of Merger. During the period commencing on the date hereof and terminating upon the earlier of the effective time of the Merger or the termination of the Merger Agreement in accordance with its terms, Stockholder, solely in his or her capacity as a stockholder of the Company agrees to vote (or caused to be voted) all outstanding shares of Company Common Stock beneficially owned by Stockholder as of the record date of any meeting of the stockholders of the Company, and as of the record date of any action by written consent of the stockholders of the Company in favor of the approval, consent, and ratification of the Merger Agreement and the Merger. To the extent inconsistent with the foregoing provisions of this Section 1, Stockholder hereby revokes any and all previous proxies with respect to any shares of Company Common Stock that Stockholder owns or has the right to vote. Nothing in this Agreement shall be deemed to restrict or limit Stockholder's right to act in his capacity as an officer or director of the Company consistent with his fiduciary obligations in such capacity.

         2. Representations and Warranties of Stockholder. Stockholder represents and warrants to Parent that Stockholder has the legal capacity to enter into and perform all of Stockholder's obligations under this Agreement. The execution, delivery, and performance of this Agreement by Stockholder will not violate any other agreement to which Stockholder is a party, including, without limitation, any voting agreement, stockholders agreement, or voting trust. This Agreement has been duly executed and delivered by Stockholder and constitutes a legal, valid, and binding agreement of Stockholder, enforceable in accordance with its terms, except as the enforcement thereof may be limited by bankruptcy, insolvency, fraudulent conveyance, reorganization, moratorium, and similar laws, now or hereafter in effect.

         3. Successors and Assigns. This Agreement shall be binding upon any permitted purchasers, donees, pledgees, and other transferees of Company Common Stock legally or beneficially owned by Stockholder. During the period commencing on the date hereof and terminating upon the earlier of the effective time of the Merger or the termination of the Merger Agreement in accordance with its terms, Stockholder agrees not to make any sales, gifts, transfers, pledges, or other dispositions of Company Common Stock without first making any such transferee or pledgee fully aware of the obligations under this Agreement and obtaining such transferee's or pledgee's written agreement to comply with the terms hereof.

         4. Injunctive Relief. Stockholder agrees that in the event of Stockholder's breach of any provision of this Agreement, Parent may be without an adequate remedy at law. Stockholder therefore agrees that in the event of Stockholder's breach of any provision of this Agreement, Parent may elect to institute and prosecute proceedings in any court of competent jurisdiction to enforce specific performance or to enjoin the continuing breach of such provision, as well as to obtain damages for breach of this Agreement. By seeking or obtaining any such relief, Parent will not be precluded from seeking or obtaining any other relief to which it may be entitled.

         5. Counterparts. This Agreement may be executed in any number of counterparts, each of which shall be deemed to be an original and all of which together shall constitute one and the same document.

         6. Further Assurances. Stockholder shall (at Parent's expense) execute and deliver such additional documents and take such further action as may be reasonably requested by Parent to enforce Parent's rights under this Agreement.

         7. Third-Party Beneficiaries. Nothing in this Agreement, expressed or implied, shall be construed to give any person other than the parties hereto any legal or equitable right, remedy, or claim under or by reason of this Agreement or any provision contained herein.

         8. Governing Law. This Agreement shall be governed by and construed in accordance with the laws of the State of Delaware (regardless of the laws that might otherwise govern under applicable Delaware principles of conflicts of laws).

         9. Effectiveness. If this Agreement is executed by Stockholder prior to the approval of the Merger Agreement by the Company's Board of Directors, then this Agreement shall be subject to, and shall become effective only upon, the approval of the Merger Agreement by the Company's Board of Directors and the execution and delivery of the Merger Agreement by the Company, Parent and Parent's subsidiary. This Agreement shall terminate upon the earlier of (i) termination of the Merger Agreement in accordance with its terms, or (ii) effectiveness of the Merger.

         IN WITNESS WHEREOF, Parent has caused this Agreement to Facilitate Merger to be executed by its duly authorized officer, and Stockholder has executed this Agreement, as of the date and year first above written.

                                  -----------------------------------
                                  [Signature]

                                  -----------------------------------
                                  [Print Name]


                                  MEDTRONIC, INC.


                                  By:________________________________
                                       Michael D. Ellwein, Vice President and
                                       Chief Development Officer